Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seahawk Drilling, Inc.:

We consent to the use of our report dated April 9, 2009, with respect to the balance sheet of Seahawk Drilling, Inc., formerly known as Pride SpinCo, Inc., as of December 31, 2008, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

August 18, 2009